Exhibit 99.1

Synergy CHC Reports its Seventh Consecutive Quarter of Profitability and its Third Quarter 2024 Financial Results

WESTBROOK, Maine, December 6, 2024 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a provider of consumer health care and lifestyle products, announced today its financial results for the three months ended September 30, 2024.

“We are excited to announce our seventh straight quarter of profitability and to officially be listed on NASDAQ (SNYR) as a public company, marking a significant milestone for Synergy,” said Jack Ross, CEO of Synergy. “This not only brings us increased liquidity but also enhances our ability to execute our long-term growth strategy, positioning us well to capitalize on the opportunities ahead. While our third quarter results were impacted by retailer de-inventorying related to the new packaging rollout for our FOCUSfactor products, we are extremely pleased by adding new retailers during the quarter. The expansion of our retail partnerships, including BJ’s Wholesale Clubs and Publix, have significantly increased our distribution footprint and visibility. These developments, coupled with the strength of our brand portfolio and the absence of re-branding and de-inventorying, position us well for growth and value creation as we move into 2025 and beyond.”

“As we move into 2025, we are focused on expanding our current brands distribution footprint and entering new geographical markets. We believe the investments we’ve made in the re-branding of FOCUSfactor will drive long-term sustainable growth and value creation for our shareholders”

Third Quarter 2024 Financial Summary vs. Same Year-Ago Period

●	Revenue of $7.1 million vs. $10.8 million.
●	Gross margin of 67.2% vs. 72.0%.
●	Income from operations of $1.1 million vs. $2.1 million.
●	Net income of $0.8 million vs. $1.3 million.
●	Earnings per share of $0.10 vs. $0.17.
●	EBITDA, a non-GAAP financial measure, was $1.3 million vs. $2.2 million.

Recent Business Highlights

●	Expanded partnerships with blue-chip retailers including BJ’s Wholesale Clubs, now offering two FOCUSfactor products in all 267 locations, as well as Publix, where two of our products are now available in all 1,200 Publix grocery stores.
●	During the third quarter, the Company reduced outstanding debt by $1.1 million.
●	On October 24, 2024, Synergy announced the completion of its initial public offering of 1,150,000 shares of its common stock at $9.00. The shares of common stock began trading on the Nasdaq Global Market on October 23, 2024, under the ticker symbol “SNYR”.
●	Subsequent to the third quarter and the IPO, the Company reduced debt by $3.1 million.
●	Subsequent to the third quarter, the Company added $6.2 million of net cash to its balance sheet at the completion of the IPO.

Third Quarter 2024 Financial Results

Revenue in the third quarter of 2024 was $7.1 million, down 34% compared to $10.8 million in the third quarter of 2023. This was largely driven by a re-branding of FOCUSfactor, which was the first re-branding since 2015. The result was due to the selling down and de-inventorying by retailers to an acceptable level of product with the old packaging before accepting product with the new packaging.

Gross margin in the third quarter of 2024 was 67.2%, down 476 basis points compared to 72.0% in the third quarter of 2023. The decrease in gross margin is driven by the product mix sold during the quarter.

Operating expenses in the third quarter of 2024 were $3.7 million, decreased 34% compared to $5.6 million in the third quarter of 2023. The improvement was driven by management of operating costs and the decrease in net revenue.

Income from operations for the third quarter of 2024 was $1.1 million compared to $2.1 million in the third quarter of 2023. The decline in operating income in the third quarter of 2024 was due to a decrease in net sales due to the re-branding.

Net income in the third quarter of 2024 was $783.6 thousand compared to net income of $1.3 million in the third quarter of 2023.

EBITDA (a non-GAAP financial measure) in the third quarter of 2024 was $1.3 million, down 38% compared to $2.2 million in the third quarter of 2023. The decrease was primarily due to the decrease in net revenue due to the re-branding.

Balance Sheet and Cash Flow

As of September 30, 2024, Synergy had approximately $259.4 thousand in cash and cash equivalents, compared to $632.5 thousand in cash and cash equivalents as of December 31, 2023. As of September 30, 2024, Synergy had $37.3 million in total liabilities, compared to $39.5 million in total liabilities as of December 31, 2023, an improvement of $2.2 million.

As of September 30, 2024, Synergy had $1.9 million in inventory, compared to $3.7 million of inventory as of December 31, 2023.

Cash used in operating activities for the nine months ended September 30, 2024 was $1.4 million compared to $2.8 million for the nine months ended September 30, 2023. The decrease in cash used from operating activities was primarily attributable to a reduction in accounts payable and accrued expenses.

Conference Call

In conjunction with this announcement, Synergy will host a conference call at 9:00 a.m. ET / 6:00 a.m. PT with the Company’s Chief Executive Officer, Jack Ross, and the Company’s Chief Financial Officer, Stacy Bieber. A live webcast of the call will be available on the Investor Relations section of Synergy’s website. To access the call by phone, please go to this link (registration link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About Synergy CHC Corp.

Synergy CHC Corp. is a provider of consumer health care and lifestyle products. Synergy’s current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their weight management goals.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements.” These forward-looking statements represent Synergy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, which are set forth in Synergy’s registration statement on Form S-1, as amended, many of which are outside of Synergy’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Synergy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Synergy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Synergy’s filings with the SEC. The risk factors and other factors noted in Synergy’s filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Investor Relations

Gateway Group
Cody Slach and Alex Thompson
949.574.3860

SNYR@gateway-grp.com

Synergy CHC Corp.

Condensed Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash	$259,375	$632,534
Restricted cash	100,000	100,000
Accounts receivable, net	4,072,030	2,106,094
Loan receivable (related party)	4,438,727	4,459,996
Prepaid expenses (including related party amount of $570,000 and $501,321, respectively)	1,072,639	797,985
Inventory, net	1,910,515	3,726,240
Total Current Assets	11,853,286	11,822,849

Intangible assets, net	316,667	416,667

Total Assets	$12,169,953	$12,239,516

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including related party payable of $129,091 and $26,885, respectively)	$5,082,140	$11,727,490
Income taxes payable, net	254,272	185,665
Contract liabilities	2,100	14,202
Short term loans payable, related party	2,915,692	-
Current portion of long-term debt, net of debt discount and debt issuance cost, related party	3,000,000	-
Current portion of long-term debt, net of debt discount and debt issuance cost	6,994,766	2,094,525
Total Current Liabilities	18,248,970	14,021,882

Long-term Liabilities:
Note payable, net of debt discount and debt issuance cost, related party	9,333,053	12,426,997
Notes payable	9,757,022	13,096,610
Total Long-term Liabilities	19,090,075	25,523,607
Total Liabilities	37,339,045	39,545,489

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 7,553,818 shares issued and outstanding	76	76
Additional paid in capital	19,157,931	19,148,707
Accumulated other comprehensive income (loss)	5,881	(102,467)
Accumulated deficit	(44,332,980)	(46,352,289)
Total stockholders’ deficit	(25,169,092)	(27,305,973)
Total Liabilities and Stockholders’ Deficit	$12,169,953	$12,239,516

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Income

	For the three months ended		For the nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Revenue	$7,126,333	$10,805,735	$24,563,036	$29,559,440
Cost of sales	2,335,901	3,028,023	7,421,930	8,351,645
Gross profit	4,790,432	7,777,712	17,141,106	21,207,795

Operating expenses
Selling and marketing	2,509,440	4,302,034	9,149,303	10,533,217
General and administrative	1,196,784	1,326,864	3,449,007	4,294,634
Depreciation and amortization	33,333	-	100,000	-
Total operating expenses	3,739,557	5,628,898	12,698,310	14,827,851

Income from operations	1,050,875	2,148,814	4,442,796	6,379,944

Other (income) expenses
Other income	(252,405)	-	(252,405)	-
Interest expense, net	704,707	885,548	2,559,454	2,605,320
Remeasurement (gain) loss on translation of foreign subsidiary	7,279	(7,555)	2,166	(11,716)

Total other expenses	459,581	877,993	2,309,215	2,593,604

Net income before income taxes	591,294	1,270,821	2,133,581	3,786,340
Income tax benefit (expense)	192,299	13,366	(114,272)	(38,896)
Net income after tax	$783,593	$1,284,187	$2,019,309	$3,747,444

Net income per share – basic	$0.10	$0.17	$0.27	$0.50
Net income per share – diluted	$0.10	$0.17	$0.27	$0.50

Weighted average common shares outstanding
Basic	7,553,818	7,553,818	7,553,818	7,553,818
Diluted	7,553,818	7,553,818	7,553,818	7,553,818

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended	For the nine months ended
	September 30, 2024	September 30, 2023
Cash Flows from Operating Activities
Net income	$2,019,309	$3,747,444
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance cost	47,519	37,838
Depreciation and amortization	100,000	-
Stock based compensation expense	9,224	-
Foreign currency transaction loss	23,777	16,146
Remeasurement loss on translation of foreign subsidiary	2,166	(11,716)
Non cash implied interest	4,799	21,994
Changes in operating assets and liabilities:
Accounts receivable	(1,965,936)	102,649
Loan receivable, related party	21,269	118,192
Inventory	1,815,725	3,829,729
Prepaid expenses	(205,975)	(1,029,858)
Prepaid expense, related party	(396,683)	(143,106)
Income taxes receivable	-	5,381
Income taxes payable	68,607	-
Contract liabilities	(12,102)	3,434
Accounts payable and accrued liabilities	(3,011,384)	(9,335,734)
Accounts payable, related party	102,206	(100,242)
Net cash used in operating activities	(1,377,479)	(2,737,849)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Advances from related party	3,395,587	1,000,000
Repayment of advances from related party	(157,425)	-
Repayment of notes payable, related party	(84,500)	(73,500)
Proceeds from notes payable	600,000	360,000
Repayment of notes payable	(2,857,690)	(733,010)
Net cash provided by financing activities	895,972	553,490

Effect of exchange rate on cash, cash equivalents and restricted cash	108,348	(4,257)
Net decrease in cash, cash equivalents and restricted cash	(373,159)	(2,188,616)

Cash and restricted cash, beginning of year	732,534	2,526,443
Cash and restricted cash, end of period	$359,375	$337,827

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$2,432,653	$2,584,604
Income taxes	$45,664	$-

Supplemental Disclosure of Noncash Investing and Financing Activities:
Accounts payable converted to loan payable upon settlement	$3,770,824	$-
Reduction of short term related party note payable by reduction of prepaid balance	$328,003	$-